Exhibit 99.2

Nicholas Ferreri Named MBIA Chief Financial Officer

    ARMONK, N.Y.--(BUSINESS WIRE)--May 6, 2004--Nicholas Ferreri has been named chief financial officer of MBIA, effective immediately. Mr. Ferreri will also serve on the Executive Policy Committee, the company's senior policy-making arm. He succeeds Neil G. Budnick, who was named president of MBIA Insurance Corporation.
    "Nick has a deep understanding of the needs of our business," said Gary C. Dunton, MBIA chief executive officer. "He has a rock-solid financial background as well as considerable business management experience, both of which will serve MBIA well."
    Most recently, Mr. Ferreri was managing director of global public finance in MBIA's Insured Portfolio Management Division, responsible for the surveillance of all public finance transactions insured by MBIA globally. Mr. Ferreri was named managing director in MBIA's Business Analysis Division in 2000, responsible for pricing all of MBIA's new business transactions in Global Public Finance and Global Structured Finance.
    In addition to his duties as CFO, Mr. Ferreri will continue to serve as chief executive officer of MBIA MuniServices, an MBIA subsidiary responsible for revenue enhancement and municipal consulting services throughout the United States. He was named chief financial officer of MuniServices in 1997 and chief executive officer in 2001.
    Before joining MBIA in 1997, Mr. Ferreri was a vice president/senior analyst at Moody's Investors Service, responsible for the ratings of the major bond insurers and reinsurers. From 1982-1992, Mr. Ferreri was a senior manager at Ernst & Young.
    A Summa Cum Laude graduate of St. Johns' University with a B.S. in Accounting, Mr. Ferreri is a Certified Public Accountant.
    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    CONTACT: MBIA Inc.
             Michael Ballinger, 914-765-3893
             www.mbia.com